SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 24, 2005

AMBAC FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

One State Street Plaza, New York, New York 10004

(Address of principal executive offices) (Zip Code)

(212) 668-0340

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01 Entry into a Material Definitive Agreement.

Ambac Financial Group, Inc. is filing this Form 8-K to describe ordinary course executive officer compensation actions taken by the Compensation Committee of the Board of Directors of Ambac Financial Group, Inc. (the “Committee”).

At its meetings on January 24th and February 14th, 2005, the Committee took the following actions with respect to the compensation of the Company’s named executive officers (which officers were determined by reference to the Company’s proxy statement, dated March 25, 2004):

Base Salaries for 2005

Name	Base Salary Amount
Robert J. Genader	$575,000
David L. Boyle	$370,000
John W. Uhlein, III	$300,000
Kevin J. Doyle	$230,000

Bonuses for 2004

Name	2004 Cash Bonus Amount	RSU Bonus Amount
Robert J. Genader	$1,012,500	$421,895
David L. Boyle	450,000	187,529
John W. Uhlein, III	875,000	0
Kevin J. Doyle	520,000	0

The bonuses awarded to Messrs. Doyle and Uhlein were payable in cash. Pursuant to the Senior Officer Deferred Compensation Sub-Plan of the Ambac 1997 Equity Plan (the “SubPlan”), the Compensation Committee paid 25% of Messrs. Genader and Boyle’s bonus in restricted stock units. For each officer that elects to have 25% of his or her award in RSUs, the value ascribed to the RSUs awarded under the Sub-Plan is based on a 25% discount from the market value of Ambac’s common stock on the date of grant. The Committee decided to discount these RSUs in order to account for vesting requirements and restrictions on transfer of the RSUs. Amounts shown in Messrs. Genader and Boyle’s column are based on the market value of the underlying Common stock on the date of grant. The restricted stock units vest over four years.

2005 Restricted Stock Unit Awards

Name	2005 RSU Award
Robert J. Genader	$1,600,000
David L. Boyle	1,600,036
John W. Uhlein, III	375,000
Kevin J. Doyle	250,000

The restricted stock awards vest three years from the grant date.

2005 Stock Option Awards

Name	2005 Stock Option Award
Robert J. Genader	110,000
David L. Boyle	0
John W. Uhlein, III	35,000
Kevin J. Doyle	20,000

The stock options granted to the named executive officers by the Compensation Committee were granted on January 24, 2005. The stock options have an exercise price per share of $79.30, which was the average of the high and low price of Ambac’s common stock on the New York Stock Exchange on the date of grant. Each executive officer’s stock options will vest in two equal installments when the market price of Ambac’s stock meets or exceeds $100 and $120 for twenty consecutive trading days or no later than the sixth anniversary of the grant date.

In addition, on January 24, 2005, subject to approval by the Company’s stockholders of amendments to the Ambac 1997 Executive Incentive Plan at the Company’s 2005 Annual Meeting of Stockholders, the Committee designated Messrs. Genader and Uhlein as Covered Executives for 2005 under the Ambac 1997 Executive Incentive Plan and approved the formula to be used for determining the 2005 annual incentive awards for the Covered Executives.

The maximum award amounts for the 2005 annual incentive awards will be determined based on a multiple times the Company’s return on equity times the positive percentage change in “core earnings “ of 2005 over 2004. Core earnings is defined as net income less net insurance premiums earned from refunding and calls and the effect of realized gains and losses and certain non-recurring items. After a review of other quantitative and qualitative criteria, the Committee may exercise negative discretion and set a bonus amount for the Covered Executives that is less than the maximum amount determined under the performance formula. In addition, subject to approval by the Company’s stockholders of amendments to the Ambac 1997 Executive Incentive Plan at the Company’s 2005 Annual Meeting of Stockholders, individual award amounts would be limited to a maximum defined in the Plan of $5.0 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc.
(Registrant)

Dated: February 17, 2005

	By:	/s/ Anne Gill Kelly
Anne Gill Kelly
Managing Director, Corporate Secretary and Assistant General Counsel